FIRST AMENDMENT TO SERVICE AGREEMENT

BETWEEN

INTEGRAMED AMERICA, INC.

AND

SEATTLE REPRODUCTIVE MEDICINE, INC., P.S.

THIS FIRST AMENDMENT TO SERVICE AGREEMENT (“First Amendment"), is dated as of January 14, 2011 by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 (“IntegraMed”) and Seattle Reproductive Medicine, Inc., P.S., a Washington professional service corporation, with its principal place of business at 1505 Westlake Avenue North, Seattle, Washington 98109 (“SRM”).

RECITALS:

Whereas, IntegraMed and SRM are parties to a Service Agreement dated January 1, 2004 (the “Agreement”); and

Whereas, pursuant to a Transfer, Assignment, and Custodian Agreement for Patient Records, Patient Agreements and Biological Materials, Northwest Reproductive Medicine Associates, PLLC (“NRMA”) has assigned and transferred to SRM all patient medical records and biological materials for the purpose of custody and maintenance, and use in connection with NCRS physicians joining SRM and continuing to practice medicine solely through SRM; and

Whereas, pursuant to a Purchase and Sale Agreement dated as of the date first above written, IntegraMed has acquired all the issued and outstanding membership interests of NRMA, LLC (“NRMA”) and Northwest Center for Reproductive Sciences, LLC (“NCRS”) with combined Balance Sheets having a negative equity of not more than $657, 908.00 (“Negative Balance Sheet Assumption”). NRMA and NCRS are hereinafter referred to as “NCRS”; and

Whereas, IntegraMed and SRM wish to amend the Agreement, in pertinent part, providing that IntegraMed’s exclusive right to provide the Services, as defined in the Agreement, now includes the medical practice the Physicians engaged in through NCRS and will continue to engage in through SRM and to reflect an additional right to service fee payment in connection with the Physicians joining SRM.

Now Therefore, in consideration of the mutual promises and covenants herein contained, and as contained in the Agreement, as amended, IntegraMed and SRM agree as follows:

1.           The term “PC” set forth in the Agreement includes NCRS and the Physicians, as absorbed by SRM from and after the date hereof, based on Physicians having become shareholders of SRM as of the date hereof and agreeing to provide Infertility Services exclusively through SRM from and after the date hereof.

2.           SRM agrees that in consideration of IntegraMed acquiring NCRS with the Negative Balance Sheet Assumption,  the exclusive right to service fee, as provided for in the Agreement, is amended to include the additional amount of $2,307,908, as such additional amount may be adjusted up or down to take into account the actual amount of the negative balance sheet assumption if the negative balance sheet equity as of January 14, 2011 is greater or less than $657,908.00 and IntegraMed has not be made whole by Physicians as provided for in the Purchase and Sale Agreement  (“Additional Right to Service Fee”) for which Additional Right to Service Fee the Physicians have, respectively, entered into Personal Responsibility Agreements among themselves, SRM and IntegraMed for their proportionate share $1,673,408 (as may be adjusted if negative balance sheet assumption is greater or less than $657,908.00 and IntegraMed shall not have been made whole by Physicians as provided for in the Purchase and Sale Agreement) of the Additional Right to Service Fee, with the 6 pre-existing owners of SRM entering into Physician Responsibility Agreements for an equal 1/6th share each of the remaining  $634,500.

3.           SRM agrees that for the 365-day period from the Closing Date of the transactions provided in for the 2nd and 3rd Whereas clauses hereof, IntegraMed will be paid a minimum Additional Service Fee, as defined in the Agreement, of not less than $1.5 million in PDE.

4.           Section 8.1 of the Agreement is hereby deleted in its entirety and the following substituted therefor:

8.1           The term of this Agreement shall begin on January 1, 2004 (the “Effective Date”) and shall continue for fifteen (15) years (the “Term”), with automatic successive fifteen- (15) years terms (each, a “Renewal Term”), unless sooner terminated as herein provided. In the event PC elects not to renew this Agreement at the expiration of the Term or a Renewal Term, PC shall give IntegraMed not less than one (1) year’s prior written notice of its intention not to renew at the expiration of the Term or a Renewal Term.

4.           Section 9.3, which reads as follows, is hereby deleted:

First Amendment - SRM Service Agreement

     9.3            PC shall have the option, after this Agreement has been in effect for five (5) years to terminate this Agreement without cause by giving IntegraMed twelve months’ prior written notice of PC’s intent to terminate.

5.           Section 10.3, which reads as follows, is hereby deleted:

 10.3           Termination by PC Pursuant to Section 9.3.   In the event this Agreement is terminated pursuant to Section 9.3, PC shall be obligated to perform the following acts and make the following payments to IntegraMed:

10.3.1
PC shall assume all office and equipment leases in IntegraMed’s name for the benefit of PC. In assuming such leases, PC shall be obligated to have IntegraMed released from any further liability under all such leases.

10.3.2	PC shall be obligated to repurchase from IntegraMed all uncollected Accounts Receivables purchased from PC by IntegraMed.

10.3.3
PC shall be obligated to purchase from IntegraMed all Fixed Assets reflected on IntegraMed’s books and records for the benefit of PC at the net book value as of the last day of the month preceding the closing date of the transactions occurring pursuant to Section 10.3

10.3.4	PC shall be obligated to pay IntegraMed the unamortized amount of the Right to Service Fee provided for in Section 8.2 which amount is amortized by IntegraMed in accordance with GAAP.

10.3.5	PC shall be obligated to pay IntegraMed the unpaid balance on any and all Advances or loans owed to IntegraMed as of the closing date of the transactions provided for in Section 10.3.

10.3.6
PC shall hire such IntegraMed employees deployed directly in providing services to PC as of the closing of the transactions occurring pursuant to Section 10.3 as PC shall determine. PC shall indemnify and hold IntegraMed harmless for any and all out-of-pocket expenses or losses incurred by IntegraMed with respect to any claim, including, but not limited to unemployment compensation claims, against IntegraMed by or on behalf of any employee not hired by PC pursuant to this Section 10.3.6.

First Amendment - SRM Service Agreement

10.3.7	PC shall be obligated to pay IntegraMed liquidated damages in the amount equal to two times the trailing 12 months Base and Additional Service Fee paid to IntegraMed by PC.

10.3.8	The closing of the transactions provided for in Sections 10.3.1 to 10.3.7 shall take place within two weeks prior to the expiration of the twelve-month notification provided for in Section 9.3

5.            A new Section 10.3 is hereby added as follows:

10.3
Expiration of the Term or a Renewal Term.  In the event this Agreement expires, as a result of the action of SRM notifying IntegraMed of non-renewal, at the end of the Term or a Renewal Term, the following shall apply:

10.3.1	On the last day of the Term or Renewal Term (the “Closing Date” for purposes of this Section 10.3.1), PC shall:

(a)
Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP, taking into account year-end adjustments, if any, normally applied at year end) of all IntegraMed Assets at all Facilities made available to PC by IntegraMed;

(b)	Pay to IntegraMed in immediately available funds, an amount equal to the uncollected accounts receivable purchased from PC prior to the Closing Date;

(c)	Pay to IntegraMed an amount equal to two times the trailing 12 months Base and Additional Service Fee paid to IntegraMed by PC.

(d)
Pay to IntegraMed, in immediately available funds, the greater of: $2,307,908 or $2,307,908 adjusted by the difference between $657,908.00 and the actual amount of the negative balance sheet assumption assumed by IntegraMed in the NCRS purchase as described in the 3rd Whereas clause of the First Amendment to Service Agreement dated January 14, 2011 between PC and IntegraMed.  The actual amount of the negative balance sheet assumption is calculated based on the negative balance sheet equity determined as of January 14, 2011.

First Amendment - SRM Service Agreement

(e)
Provide to IntegraMed a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of PC to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that include a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

(f)
Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed for payments owed to Employees for services rendered after the Closing Date; provided IntegraMed shall be responsible for any pre-existing employment liabilities, such as accrued vacation or severance or wrongful termination.

(g)	Pay to IntegraMed in immediately available funds any outstanding liabilities owed IntegraMed under this Agreement, including any and all loans or Advances by IntegraMed to SRM, provided that IntegraMed shall provide standard representations and warranties and agreements with regard to ownership and freedom from any continuing liabilities other than for future payments owed under leases assumed by SRM, the parties agreeing that IntegraMed shall deliver the assets and business free of any and all liabilities incurred or in existence prior to closing or relating to periods prior to closing.

(h)
Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination; including without limitation, a mutually acceptable asset purchase agreement, and necessary assignments and related instruments, which documents are expected to contain the usual and customary seller and shareholder representations, warranties, indemnities, covenants, conditions and other terms and provisions for transactions of this nature, including, without limitation, representations as to ownership, business operation, financial condition and statements etc.

6.           All other provisions of the Service Agreement, as amended, not in conflict with this First Amendment remain in full force and effect.

First Amendment - SRM Service Agreement

IN WITNESS WHEREOF, the parties have signed this First Amendment as the date first written above.

IntegraMed America, Inc.

By:	/s/ Andrew Mintz
Andrew Mintz, Executive Vice President & President
Attain Fertility Centers Division

Seattle Reproductive Medicine, Inc., P.S.

By:	/s/ Nancy Klein, MD
Nancy Klein, M.D. President

First Amendment - SRM Service Agreement